UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2018

Whiting Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-31899	20-0098515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 2300, Denver, Colorado 80290-2300

(Address of principal executive offices, including ZIP code)

(303) 837-1661

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 12, 2018, Whiting Petroleum Corporation (the “Company”) and its subsidiary Whiting Oil and Gas Corporation (“Whiting Oil and Gas”) entered into a Seventh Amended and Restated Credit Agreement with the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents party thereto (the “Credit Agreement”). The Credit Agreement replaces Whiting Oil and Gas’ existing credit agreement.

The Credit Agreement provides for a revolving credit facility subject to an initial borrowing base of $2.4 billion, of which the Company has elected to secure commitments of $1.75 billion at closing. As of April 12, 2018, the total amount of loans and letters of credit outstanding under the credit facility was $234.2 million. A portion of the revolving credit facility, in an aggregate amount not to exceed $50 million, may be used to issue letters of credit for the account of Whiting Oil and Gas and other designated subsidiaries of the Company, which outstanding letters of credit were approximately $2.0 million as of April 12, 2018. Whiting Oil and Gas may increase the aggregate amount of the loans under the Credit Agreement by up to $1.25 billion, provided that certain conditions are satisfied, including that no default or event of default exists under the Credit Agreement at the time of the increase and that Whiting Oil and Gas obtains the consent of the lenders participating in the increase. With certain exceptions, the credit facility will mature on April 12, 2023.

Interest will accrue on the loans under the Credit Agreement at a variable rate equal to, at Whiting Oil and Gas’ option, either (i) a base rate for a base rate loan, plus a specified margin, where the base rate is defined as the greatest of (A) the prime rate, (B) the greater of (x) the federal funds effective rate and (y) the overnight bank funding rate, plus in each case 0.50% per annum, or (C) the one month adjusted LIBO rate plus 1.00% per annum, or (ii) an adjusted LIBO rate for a Eurodollar loan plus a specified margin. The margin applicable to base rate loans and Eurodollar loans may be adjusted upward or downward based on the ratio of outstanding borrowings to the borrowing base.

Under the Credit Agreement, Whiting Oil and Gas will also incur a commitment fee with respect to the revolving facility on the unused portion of the lesser of the aggregate commitments of the lenders or the borrowing base, which commitment fee will be either 0.375% or 0.50% per annum based on the ratio of outstanding borrowings to the borrowing base.

The Credit Agreement contains various restrictive covenants applicable to the Company, Whiting Oil and Gas and certain other subsidiaries of the Company which limit their ability to, among other things, incur additional indebtedness, sell assets, make loans to others, make investments, make dividend payments, enter into mergers, enter into hedging contracts, incur liens and engage in certain other transactions. The Credit Agreement requires the Company, as of the last day of any quarter, to maintain the following ratios (as defined in the Credit Agreement): (i) a consolidated current assets to consolidated current liabilities ratio (which includes an add back of the available borrowing capacity under the Credit Agreement) of not less than 1.0 to 1.0, and (ii) a total debt to the last four quarters’ EBITDAX ratio of not greater than 4.0 to 1.0.

The obligations of Whiting Oil and Gas under the Credit Agreement will continue to be secured by a first lien on substantially all of Whiting Oil and Gas’ properties included in the borrowing base for the Credit Agreement. The Company and certain of its subsidiaries will continue to guarantee the obligations of Whiting Oil and Gas under the Credit Agreement and will pledge the stock of Whiting Oil and Gas and certain of the Company’s other subsidiaries as security for such guarantee.

The Credit Agreement also contains customary events of default. The lenders may declare any outstanding obligations under the Credit Agreement immediately due and payable upon the occurrence of an event of default. In addition, the amount of any outstanding obligations under the Credit Agreement will be immediately due and payable in the event that the Company or any of its subsidiaries that are obligors or guarantors under the Credit Agreement becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law or becomes unable to pay its debts generally as they become due.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits: The exhibit listed in the Exhibit Index below is filed as part of this report.

EXHIBIT INDEX

Exhibit Number	Description

(4.1)	Seventh Amended and Restated Credit Agreement, dated as of April 12, 2018, among Whiting Petroleum Corporation, Whiting Oil and Gas Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITING PETROLEUM CORPORATION

Date: April 13, 2018	By:	/s/ Michael J. Stevens
Michael J. Stevens
Senior Vice President and
Chief Financial Officer